Exhibit 10.4

UNLIMITED GUARANTY

THIS UNLIMITED GUARANTY (“Guaranty”) is made as of April 20, 2011, by Guarantor (as hereinafter defined) for the benefit of Bank (as hereinafter defined).

1.           Definitions.  As used in this Guaranty, the following terms have the meanings indicated below:

“Bank” means AMEGY BANK NATIONAL ASSOCIATION, and its successors and assigns, whose address for notice purposes is the following:

Amegy Bank National Association
2501 N. Harwood
Suite 1600
Dallas, Texas  75201
Attn:  Monica M. Alexander

“Borrower” (whether one or more) means Wilhelmina International, Inc., a Delaware corporation and its successors and assigns.

“Credit Agreement” means that certain Credit Agreement dated of even date herewith between Borrower and Bank, as the same may be amended and modified.

“Debtor Relief Laws” means Title 11 of the United States Code, as now or hereafter in effect, or any other applicable law, domestic or foreign, as now or hereafter in effect, relating to bankruptcy, insolvency, liquidation, receivership, reorganization, arrangement or composition, extension or adjustment of debts, or similar laws affecting the rights of creditors generally from time to time in effect.

“Guaranteed Indebtedness” means (a) all indebtedness, obligations and liabilities of Borrower to Bank of any kind or character, now existing or hereafter arising, whether direct, indirect, related, unrelated, fixed, contingent, liquidated, unliquidated, joint, several or joint and several, and regardless of whether such indebtedness, obligations and liabilities may, prior to their acquisitions by Bank, be or have been payable to or in favor of a third party and subsequently acquired by Bank (it being contemplated that Bank may make such acquisitions from third parties), including, without limitation, all indebtedness, obligations and liabilities of Borrower to Bank now existing or hereafter arising under the Credit Agreement or by note, draft, acceptance, guaranty, endorsement, lease, letter of credit, assignment, purchase, overdraft, discount, indemnity agreement or otherwise, (b) all accrued but unpaid interest on any of the indebtedness described in (a) above, and including any and all pre-and post-maturity interest thereon, including, without limitation, post-petition interest and expenses (including attorneys' fees), if Borrower is the debtor in a bankruptcy proceeding under the Debtor Relief Laws, whether or not allowed under any Debtor Relief Law, (c) all obligations of Borrower and other Persons to Bank under any documents evidencing, securing, governing and/or pertaining to all or any part of the indebtedness described in (a) and (b) above (collectively, the “Loan Documents”, which shall include this Guaranty, the Credit Agreement and all promissory notes, agreements and documents executed in connection with the Credit Agreement), (d) all costs and expenses incurred by Bank in connection with the collection and administration of all or any part of the indebtedness and obligations described in (a), (b) and (c) above or the protection or preservation of, or realization upon, the collateral securing all or any part of such indebtedness and obligations, including, without limitation, all reasonable attorneys' fees, and (e) all renewals, extensions, modifications and rearrangements of the indebtedness and obligations described in (a), (b), (c) and (d) above.

“Guarantor” (whether one or more) means Wilhelmina Licensing LLC, a Delaware limited liability company, Wilhelmina Film & TV Productions LLC, a Delaware limited liability company, Wilhelmina Artist Management LLC, a New York limited liability company, Wilhelmina-Miami, Inc., a Florida corporation, Wilhelmina International, Ltd., a New York corporation, Wilhelmina West, Inc., a California corporation, Wilhelmina Models, Inc., a New York corporation, and LW1, Inc., a California corporation and such Persons’ successors and assigns, whose address for notice purposes is the following:

c/o Wilhelmina International, Inc.
200 Crescent Court
Suite 1400
Dallas, Texas  75201
Attn:  John Murray

“Person” means any individual, corporation, partnership, joint venture, limited liability company or partnership (general or limited), association, trust, unincorporated association, joint stock company, government, municipality, political subdivision or agency, or other entity.

2.           Payment.  Each Guarantor is a subsidiary of Borrower and has entered in to this Guaranty Agreement for the benefit of Bank in order to, among other things, induce Bank to enter into, and extend credit to Borrower under the Credit Agreement.  The value of the consideration and benefit received and to be received by Guarantor, directly or indirectly, as a result of Bank’s extension of credit to Borrower is a substantial and direct benefit to Guarantor.  Guarantor, for value received, jointly and severally, does hereby unconditionally and absolutely guarantee the prompt and full payment and performance of the Guaranteed Indebtedness when due or declared to be due and at all times thereafter.  Guarantor shall promptly pay the amount due thereon to Bank without notice or demand, of any kind or nature, in lawful money of the United States of America.

3.           Character of Obligations.  This is an absolute, continuing and unconditional guaranty of payment and not of collection and if at any time or from time to time there is no outstanding Guaranteed Indebtedness, the obligations of Guarantor with respect to any and all Guaranteed Indebtedness incurred thereafter shall not be affected.  All Guaranteed Indebtedness heretofore, concurrently herewith or hereafter made by Bank to Borrower shall be conclusively presumed to have been made or acquired in acceptance hereof.  Guarantor shall be liable, jointly and severally, with Borrower and any other guarantor of all or any part of the Guaranteed Indebtedness.

4.           No Right of Revocation.  Guarantor understands and agrees that Guarantor may not revoke its future obligations under this Guaranty at any time as long as any Guaranteed Indebtedness is outstanding or as long as Bank is under any obligation to extend credit, in any form, to Borrower.

5.           Representations and Warranties.  Guarantor hereby represents and warrants the following to Bank:

(a)           This Guaranty may reasonably be expected to benefit, directly or indirectly, Guarantor, and (i) the Board of Directors or other governing body of Guarantor has determined that this Guaranty may reasonably be expected to benefit, directly or indirectly, Guarantor and (ii) the value of the consideration received and to be received by Guarantor is reasonably worth at lest as much as the liability and obligation of Guarantor hereunder, and such liability and obligation may reasonably be expected to benefit Guarantor directly or indirectly; and

(b)           Guarantor has adequate means to obtain from Borrower on a continuing basis information concerning the financial condition of Borrower and Guarantor is not relying on Bank to provide such information to Guarantor either now or in the future; and

(c)           Guarantor has the power and authority to execute, deliver and perform this Guaranty and any other agreements executed by Guarantor contemporaneously herewith, and the execution, delivery and performance of this Guaranty and any other agreements executed by Guarantor contemporaneously herewith do not and will not violate (i) any agreement or instrument to which Guarantor is a party, (ii) any law, rule, regulation or order of any governmental authority to which Guarantor is subject, or (iii) its organizational documents; and

(d)           Neither Bank nor any other party has made any representation or warranty to Guarantor in order to induce Guarantor to execute this Guaranty; and

(e)           The financial statements and other financial information regarding Guarantor heretofore and hereafter delivered to Bank are and shall be true and correct in all material respects and fairly present the financial position of Guarantor as of the dates thereof, and no material adverse change has occurred in the financial condition of Guarantor reflected in the financial statements and other financial information regarding Guarantor heretofore delivered to bank since the date of the last statement thereof; and

(f)           As of the date hereof, and after giving effect to this Guaranty and the obligations evidenced hereby, (i) Guarantor is and will be solvent, (ii) the fair saleable value of Guarantor’s assets exceeds and will continue to exceed its liabilities (both fixed and contingent), (iii) Guarantor is and will continue to be able to pay its debts as they mature, and (iv) if Guarantor is not an individual, Guarantor has and will continue to have sufficient capital to carry on its business and all businesses in which it is about to engage.

6.           Covenants.  Guarantor hereby covenants and agrees with Bank as follows:

(a)           Guarantor shall not, so long as its obligations under this Guaranty continue, transfer or pledge any of its assets, except as permitted by the Credit Agreement;

(b)           Guarantor shall promptly furnish to Bank such information concerning Guarantor as Bank may reasonably request;

(c)           Guarantor shall comply with all terms and provisions of the Loan Documents that apply to Guarantor; and

(d)           Guarantor shall promptly inform Bank of (i) any litigation or governmental investigation against Guarantor or affecting any security for all or any part of the Guaranteed Indebtedness or this Guaranty which, if determined adversely, would reasonably be expected to have a material adverse effect upon the financial condition of Guarantor or upon such security or would reasonably be excepted to cause a default under any of the Loan Documents, (ii) any claim or controversy which would reasonably be expected to become the subject of such litigation or governmental investigation, and (iii) any material adverse change in the financial condition of Guarantor.

7.           Consent and Waiver.

(a)           Guarantor waives (i) promptness, diligence and notice of acceptance of this Guaranty and notice of the incurring of any obligation, indebtedness or liability to which this Guaranty applies or may apply and, except as expressly required by this Guaranty or the other Loan Documents, waives presentment for payment, notice of nonpayment, protest, demand, notice of protest, notice of intent to accelerate, notice of acceleration, notice of dishonor, diligence in enforcement and indulgences of every kind, and (ii) the taking of any other action by Bank,  including, without limitation, giving any notice of default or any other notice to, or making any demand on, Borrower, any other guarantor of all or any part of the Guaranteed Indebtedness or any other party.

(b)           Guarantor waives any rights Guarantor has under, or any requirements imposed by, (i) Chapter 34 of the Texas Business and Commerce Code, as amended (except rights under Section 34.04), (ii) Section 17.001 of the Texas Civil Practice and Remedies Code, as amended, (iii) Rule 31 of the Texas Rules of Civil Procedure, as amended, and (iv) any and all rights under Sections 51.003, 51.004 and 51.005 of the Texas Property Code, as amended.

(c)           Bank may at any time, without the consent of or notice to Guarantor, without incurring responsibility to Guarantor and without impairing, releasing, reducing or affecting the obligations of Guarantor hereunder:  (i) change the manner, place or terms of payment of all or any part of the Guaranteed Indebtedness, or renew, extend, modify, rearrange or alter all or any part of the Guaranteed Indebtedness; (ii) change the interest rate accruing on any of the Guaranteed Indebtedness (including, without limitation, any periodic change in such interest rate that occurs because such Guaranteed Indebtedness accrues interest at a variable rate which may fluctuate from time to time); (iii) sell, exchange, release, surrender, subordinate, realize upon or otherwise deal with in any manner and in any order any collateral for all or any part of the Guaranteed Indebtedness; (iv) neglect, delay, omit, fail or refuse to take or prosecute any action for the collection of all or any part of the Guaranteed Indebtedness or this Guaranty or to take or prosecute any action in connection with any of the Loan Documents; (v) exercise or refrain from exercising any rights against Borrower or others, or otherwise act or refrain from acting; (vi)  settle or compromise all or any part of the Guaranteed Indebtedness and subordinate the payment of all or any part of the Guaranteed Indebtedness to the payment of any obligations, indebtedness or liabilities which may be due or become due to bank or others; (vii) apply any deposit balance, fund, payment, collections through process of law or otherwise or other collateral of Borrower to the satisfaction and liquidation of the indebtedness or obligations of Borrower to Bank, if any, not guaranteed under this Guaranty; and (viii) apply any sums paid to Bank by Guarantor, Borrower or others to the Guaranteed Indebtedness in such order and manner as Bank, in its sole discretion, may determine.

(d)           Should Bank seek to enforce the obligations of Guarantor hereunder by action in any court or otherwise, Guarantor waives any requirement, substantive or procedural, that (i) Bank first enforce any rights or remedies against Borrower or any other person or entity liable to Bank for all or any part of the Guaranteed Indebtedness, including, without limitation, that a judgment first be rendered against Borrower or any other person or entity, or that Borrower or any other person or entity should be joined in such cause, or (ii) Bank shall first enforce rights against any collateral which shall ever have been given to secure all or any part of the Guaranteed Indebtedness or this Guaranty.  Such waiver shall be without prejudice to Bank’s right, at its option, to proceed against Borrower or any other person or entity, whether by separate action or by joinder.

(e)           In addition to any other waivers, agreements and covenants of Guarantor set forth herein, Guarantor hereby further waives and releases all claims, causes of action, defenses and offsets for any act or omission of Bank, its directors, officers, employees, representatives or agents in connection with Bank’s administration of the Guaranteed Indebtedness, except for Bank’s willful misconduct and gross negligence.

8.           Obligations Not Impaired.

(a)           Guarantor agrees that its obligations  under this Guaranty shall  not  be released, diminished, impaired, reduced or affected by the occurrence of any one or more of the following events:  (i) the death, disability or lack of corporate power of Borrower, Guarantor or any other guarantor of all or any part of the Guaranteed Indebtedness, (ii) any receivership, insolvency bankruptcy, disability or other proceedings affecting Borrower, Guarantor or any other guarantor of all or any part of the Guaranteed Indebtedness, or any of their respective property; (iii) the partial or total release or discharge of Borrower or any other guarantor of all or any part of the Guaranteed Indebtedness, or any other person or entity from the performance of any obligation contained in any instrument or agreement evidencing, governing or securing all or any part of the Guaranteed Indebtedness, whether occurring by reason of law or otherwise;  (iv) the taking or accepting of any collateral for all or any part of the Guaranteed Indebtedness or this Guaranty; (v) the taking or accepting of any other guaranty for all or any part of the Guaranteed Indebtedness; (vi) any failure by Bank to acquire, perfect or continue any lien or security interest on collateral securing all or any part of the Guaranteed Indebtedness or this Guaranty; (vii) the impairment of any collateral securing all or any part of the Guaranteed Indebtedness or this Guaranty; (viii) any failure by Bank to sell any collateral securing all or any part of the Guaranteed Indebtedness or this Guaranty in a commercially reasonable manner or as otherwise required by law; (ix) any invalidity or unenforceability of or defect of deficiency in any of the Loan Documents; or (x) any other circumstance which might otherwise constitute a defense available to, or discharge of, Borrower, Guarantor or any other guarantor of all or any part of the Guaranteed Indebtedness.

(b)           This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of all or any part of the Guaranteed Indebtedness is rescinded or must otherwise be returned by Bank upon the insolvency, bankruptcy or reorganization of Borrower, Guarantor, any other guarantor of all or any part of the Guaranteed Indebtedness, or otherwise, all as though such payment had not been made.

(c)           None of the following shall affect Guarantor’s liability hereunder:  (i) the unenforceability of all or any part of the Guaranteed Indebtedness against Borrower by reason of the fact that the Guaranteed Indebtedness exceeds the amount permitted by law; (ii) the act of creating all or any part of the Guaranteed Indebtedness is ultra vires; or (iii) the officers or partners creating all or any part of the Guaranteed Indebtedness acted in excess of their authority.  Guarantor hereby acknowledges that withdrawal from, or termination of, any ownership interest in Borrower now or hereafter owned or held by Guarantor shall not alter, affect or in any way limit the obligations of Guarantor hereunder.

9.           Insolvency.  Should Guarantor become insolvent, or fail to pay Guarantor’s debts generally as they become due, or voluntarily seek, consent to, or acquiesce in the benefit or benefits of any Debtor Relief Law, or become a party to (or be made the subject of) any proceeding provided for by any Debtor Relief Law (other than as a creditor or claimant) that could reasonably be expected to suspend or otherwise adversely affect the rights and remedies of Bank granted hereunder, then, in any such event, the Guaranteed Indebtedness shall be, as between Guarantor and Bank, a fully matured, due, and payable obligation of Guarantor to Bank (without regard to whether Borrower is then in default under the Loan Documents or whether the Guaranteed Indebtedness, or any part thereof is then due and owing by Borrower to Bank), payable in full by Guarantor to Bank upon demand, which shall be the estimated amount owing in respect of the contingent claim created hereunder.

10.         Subrogation.  Until the Guaranteed Indebtedness has been paid, in full, Guarantor hereby covenants and agrees that it shall not assert, enforce, or otherwise exercise (a) any right of subrogation to any of the rights or liens of Bank against Borrower or any other guarantor of the Guaranteed Indebtedness or any collateral or other security, or (b) unless such rights are expressly made subordinate to the Guaranteed Indebtedness (in form and upon terms acceptable to Bank) and the rights of Bank under this Guaranty and the Loan Documents, any right of recourse, reimbursement, contribution, indemnification, or similar right against Borrower or any other guarantor of all or any part of the Guaranteed Indebtedness.

11.         Subordinate Debt.  All principal of and interest on all indebtedness, liabilities, and obligations of Borrower to Guarantor (the “Subordinated Debt”) now or hereafter existing, due or to become due to Guarantor, or held or to be held by Guarantor, whether created directly or acquired by assignment or otherwise, and whether evidenced by written instrument or not, shall be expressly subordinated to the Guaranteed Indebtedness.  Until such time as the Guaranteed Indebtedness is paid and performed in full and all commitments to lend under the Loan Documents have terminated, Guarantor agrees not to receive or accept any payment from Borrower with respect to the Subordinated Debt at anytime an Event of Default or Default under the Loan Documents has occurred and is continuing; and, in the event Guarantor receives any payment on the Subordinated Debt in violation of the foregoing, Guarantor will hold any such payment in trust for Bank and forthwith turn it over to Bank in the form received, to be applied to the Guaranteed Indebtedness.  If Guarantor has executed a separate subordination agreement (“Subordination Agreement”) applicable to the Subordinated Debt, the Subordination Agreement shall control over any inconsistent provision in this Section 11.

12.         No Fraudulent Transfer.  It is the intention of Guarantor and Bank that the amount of the Guaranteed Indebtedness guaranteed by Guarantor by this Guaranty shall be in, but not in excess of, the maximum amount permitted by fraudulent conveyance, fraudulent transfer, or similar laws applicable to Guarantor.  Accordingly, notwithstanding anything to the contrary contained in this Guaranty or any other agreement or instrument executed in connection with the payment of any of the Guaranteed Indebtedness, the amount of the Guaranteed Indebtedness guaranteed by Guarantor by this Guaranty shall be limited to that amount which after giving effect thereto would not (a) render Guarantor insolvent, (b) result in the fair saleable value of the assets of Guarantor being less than the amount required to pay its debts and other liabilities (including contingent liabilities) as they mature, or (c) leave Guarantor with unreasonably small capital to carry out its business as now conducted and as proposed to be conducted, including its capital needs, as such concepts described in clauses (a), (b) and (c) of this Section 12, are determined under applicable law, if the obligations of Guarantor hereunder would otherwise be set aside, terminated, annulled or avoided for such reason by a court of competent jurisdiction in a proceeding actually pending before such court.  For purposes of this Guaranty, the term “applicable law” means as to Guarantor each statute, law, ordinance, regulation, order, judgment, injunction or decree of the United States or any state or commonwealth, any municipality, any foreign country, or any territory, possession or tribunal applicable to Guarantor.

13.         Actions against Guarantor.  In the event of a default in the payment or performance of all or any part of the Guaranteed Indebtedness, or if an Event of Default occurs under any Loan Document, when all or any portion of the Guaranteed Indebtedness becomes due, whether by its terms, by acceleration or otherwise, Guarantor shall, upon demand, promptly pay the amount due thereon to Bank, in lawful money of the United States, at Bank’s address set forth above.  One or more successive or concurrent actions may be brought against Guarantor, either in the same action in which Borrower is sued or in separate actions, as often as Bank deems advisable.  The exercise by Bank of any right or remedy under this Guaranty or under any other agreement or instrument, at law, in equity otherwise, shall not preclude concurrent or subsequent exercise of any other right or remedy.  The books and records of Bank shall be admissible in evidence in any action or proceeding involving this Guaranty and shall be prima facie evidence of the payments made on, and the outstanding balance of, the Guaranteed Indebtedness.

14.         Notice of Sale.  Except as otherwise required by law, in the event that Guarantor is entitled to received any notice under the Uniform Commercial Code, as it exists in the state governing any such notice, of the sale or other disposition of any collateral securing all or any part of the Guaranteed Indebtedness or this Guaranty, reasonable notice shall be deemed given when such notice is deposited in the United States mail, postage prepaid, at the address for Guarantor set forth above, ten (10) days prior to the date any public sale, or after which any private sale of any such collateral is to be held; provided, however, that notice given in any other reasonable manner or at any other reasonable time shall be sufficient.

15.         Waiver by Bank.  No delay on the part of Bank in exercising any right hereunder or failure to exercise the same shall operate as a waiver of such right.  In no event shall any waiver of the provisions of this Guaranty be effective unless the same be in writing and signed by an officer of Bank, and then only in the specific instance and for the purpose given.

16.         Successors and Assigns.  This Guaranty is for the benefit of Bank, its successors and assigns.  This Guaranty is binding upon Guarantor and Guarantor’s heirs, executors, administrators, personal representatives and successors, including, without limitation, any person or entity obligated by operation of law upon the reorganization, merger, consolidation or other change in the organizational structure of Guarantor.

17.         Setoff Rights.  Bank shall have the right to set off and apply against the Guaranteed Indebtedness, any and all deposits owing from Bank to Guarantor if Guarantor’s obligation to remit all or any portion of the Guaranteed Indebtedness has matured under this Guaranty irrespective of whether or not such Beneficiary shall have made any demand under this Guaranty.  The rights and remedies of Bank hereunder are in addition to other rights and remedies (including, without limitation, other rights of setoff) which Bank my have.

18.         Costs and Expenses.  Guarantor shall pay on demand by Bank all costs and expenses, including, without limitation, all reasonable attorneys’ fees incurred by Bank in connection with the enforcement and/or collection of this Guaranty.  This covenant shall survive the payment of the Guaranteed Indebtedness.

19.         Severability.  If any provision of this Guaranty is held by a court of competent jurisdiction to be illegal, invalid or unenforceable under present or future laws, such provision shall be fully severable, shall not impair or invalidate the remainder of this Guaranty, and the effect thereof shall be confined to the provision held to be illegal, invalid or unenforceable.

20.         No Obligation.  Nothing contained herein shall be construed as an obligation on the part of Bank to extend or continue to extend credit to Borrower.

21.         Amendment.  No modification or amendment of any provision of this Guaranty, nor consent to any departure by Guarantor therefrom, shall be effective unless the same shall be in writing and signed by an officer of Bank, and then shall be effective only in the specific instance and for the purpose for which given.

22.         Cumulative Rights.  All rights and remedies of Bank hereunder are cumulative of each other and of ever other right or remedy which Bank may otherwise have at law or in equity or under any instrument or agreement, and the exercise of one or more of such rights or remedies shall not prejudice or impair the concurrent or subsequent exercise of any other rights or remedies.

23.         Compliance with Applicable Usury Laws.  Notwithstanding any other provision of this Guaranty or of any instrument or agreement evidencing, governing or securing all or any part of the Guaranteed Indebtedness, Guarantor and Bank by its acceptance hereof agree that Guarantor shall never be required or obligated to pay interest in excess of the maximum nonusurious interest rate as may be authorized by applicable law for the written contracts which constitute the Guaranteed Indebtedness.  It is the intention of Guarantor and Bank to conform strictly to the applicable laws which limit interest rates, and any of the aforesaid contracts for interest, if and to the extent payable by Guarantor, shall be held to be subject to reduction to the maximum nonusurious interest rate allowed under said law.

24.         Descriptive Headings.  The headings in this Guaranty are for convenience only and shall not define or limit the provisions hereof.

25.         Gender.  Within this Guaranty, words of any gender shall be held and construed to include the other gender.

26.         Entire Agreement.  This Guaranty contains the entire agreement between Guarantor and Bank regarding the subject matter hereof and supersedes all prior written and oral agreements and understandings, if any, regarding same; provided, however, this Guaranty is in addition to and does not replace, cancel, modify or affect any other guaranty of Guarantor now or hereafter held by Bank that related to Borrower and different indebtedness.

27.         GOVERNING LAW AND VENUE.  THIS GUARANTY IS BEING EXECUTED AND DELIVERED, AND IS INTENDED TO BE PERFORMED, IN DALLAS COUNTY, TEXAS AND THE LAWS (EXCLUDING CHOICE OF LAW PROVISIONS) OF SUCH STATE SHALL GOVERN THE VALIDITY, CONSTRUCTION, ENFORCEMENT AND INTERPRETATION OF THIS GUARANTY, EXCEPT TO THE EXTENT FEDERAL LAWS OTHERWISE GOVERN THE VALIDITY, CONSTRUCTION, ENFORCEMENT AND INTERPRETATION OF ALL OR ANY PART OF THIS GUARANTY.  ALL LEGAL ACTIONS RELATED TO THIS GUARANTY SHALL BE BROUGHT IN THE APPROPRIATE COURT OF LAW LOCATED IN DALLAS COUNTY, TEXAS, TO THE EXCLUSION OF ALL OTHER VENUES.

28.         WAIVER OF RIGHT TO JURY.  GUARANTOR HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, PROCEEDING, OR COUNTERCLAIM THAT RELATES TO OR ARISES OUT OF ANY OF THE LOAN DOCUMENTS OR THE ACTS OR FAILURE TO ACT OF OR BY BORROWER IN THE ENFORCEMENT OF ANY OF THE TERMS OR PROVISIONS OF THIS GUARANTY OR THE OTHER LOAN DOCUMENTS.

29.         NO ORAL AGREEMENTS.  THIS GUARANTY REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS BY THE PARTIES.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

30.         Arbitration.

(i)           If a claim, dispute, or controversy arises between the parties with respect to this Agreement, related agreements, or any other agreement or business relationship between any of the parties whether or not related to the subject matter of this Agreement (all of the foregoing, a “Dispute”), and only if a jury trial waiver is not permitted by applicable law or ruling by a court, any party may require that the Dispute be resolved by binding arbitration before a single arbitrator at the request of any party.  By agreeing to arbitrate a Dispute, each party gives up any right that party may have to a jury trial, as well as other rights that party would have in court that are not available or are more limited in arbitration, such as the rights to discovery and to appeal.

(ii)           Arbitration shall be commenced by filing a petition with, and in accordance with the applicable arbitration rules of, JAMS or National Arbitration Forum (“Administrator”) as selected by the initiating party.  If the parties agree, arbitration may be commenced by appointment of a licensed attorney who is selected by the parties and who agrees to conduct the arbitration without an Administrator.  Disputes include matters (i) relating to a deposit account, application for or denial of credit, enforcement of any of the obligations we have to each other, compliance with applicable laws and/or regulations, performance or services provided under any agreement by any party, (ii) based on or arising from an alleged tort, or (iii) involving either of our employees, agents, affiliates, or assigns of a party. However, Disputes do not include the validity, enforceability, meaning, or scope of this arbitration provision and such matters may be determined only by a court. If a third party is a party to a Dispute, we each will consent to including the third party in the arbitration proceeding for resolving the Dispute with the third party.  Venue for the arbitration proceeding shall be at a location determined by mutual agreement of the parties or, if no agreement, in the city and state where lender or bank is headquartered.

(iii)           After entry of an Arbitration Order, the non-moving party shall commence arbitration.  The moving party shall, at its discretion, also be entitled to commence arbitration but is under no obligation to do so, and the moving party shall not in any way be adversely prejudiced by electing not to commence arbitration.  The arbitrator: (i) will hear and rule on appropriate dispositive motions for judgment on the pleadings, for failure to state a claim, or for full or partial summary judgment; (ii) will render a decision and any award applying applicable law; (iii) will give effect to any limitations period in determining any Dispute or defense; (iv) shall enforce the doctrines of compulsory counterclaim, res judicata, and collateral estoppel, if applicable; (v) with regard to motions and the arbitration hearing, shall apply rules of evidence governing civil cases; and (vi) will apply the law of the state specified in the agreement giving rise to the Dispute.  Filing of a petition for arbitration shall not prevent any party from (i) seeking and obtaining from a court of competent jurisdiction (notwithstanding ongoing arbitration) provisional or ancillary remedies including but not limited to injunctive relief, property preservation orders, foreclosure, eviction, attachment, replevin, garnishment, and/or the appointment of a receiver, (ii) pursuing non-judicial foreclosure, or (iii) availing itself of any self-help remedies such as setoff and repossession.  The exercise of such rights shall not constitute a waiver of the right to submit any Dispute to arbitration.

(iv)           Judgment upon an arbitration award may be entered in any court having jurisdiction except that, if the arbitration award exceeds $4,000,000, any party shall be entitled to a de novo appeal of the award before a panel of three arbitrators.  To allow for such appeal, if the award (including Administrator, arbitrator, and attorney’s fees and costs) exceeds $4,000,000, the arbitrator will issue a written, reasoned decision supporting the award, including a statement of authority and its application to the Dispute.  A request for de novo appeal must be filed with the arbitrator within 30 days following the date of the arbitration award; if such a request is not made within that time period, the arbitration decision shall become final and binding.  On appeal, the arbitrators shall review the award de novo, meaning that they shall reach their own findings of fact and conclusions of law rather than deferring in any manner to the original arbitrator.  Appeal of an arbitration award shall be pursuant to the rules of the Administrator or, if the Administrator has no such rules, then the JAMS arbitration appellate rules shall apply.

(v)           Arbitration under this provision concerns a transaction involving interstate commerce and shall be governed by the Federal Arbitration Act, 9 U.S.C. § 1 et seq.  This arbitration provision shall survive any termination, amendment, or expiration of this Agreement.  If the terms of this provision vary from the Administrator’s rules, this arbitration provision shall control.

(vi)           CLASS ACTION WAIVER.  EACH PARTY WAIVES THE RIGHT TO LITIGATE IN COURT OR ARBITRATE ANY CLAIM OR DISPUTE AS A CLASS ACTION, EITHER AS A MEMBER OF A CLASS OR AS A REPRESENTATIVE, OR TO ACT AS A PRIVATE ATTORNEY GENERAL.

(vii)           RELIANCE.  Each party (i) certifies that no one has represented to such party that the other party would not seek to enforce jury and class action waivers in the event of suit, and (ii) acknowledges that it and the other party have been induced to enter into this Agreement by, among other things, the mutual waivers, agreements, and certifications in this section.

EXECUTED as of the date first above written.

GUARANTOR:
WILHELMINA LICENSING LLC,
a Delaware limited liability company

By:	/s/ John Murray
John Murray
Vice President and Chief Financial Officer

WILHELMINA FILM & TV PRODUCTIONS LLC, a Delaware limited liability company

By:	/s/ John Murray
John Murray
Vice President and Chief Financial Officer

WILHELMINA ARTIST MANAGEMENT LLC, a New York limited liability company

By:	/s/ John Murray
John Murray
Vice President and Chief Financial Officer

WILHELMINA-MIAMI, INC.,
a Florida corporation

By:	/s/ John Murray
John Murray
Vice President and Chief Financial Officer

WILHELMINA INTERNATIONAL, LTD.,
a New York corporation

By:	/s/ John Murray
John Murray
Vice President and Chief Financial Officer

WILHELMINA WEST, INC.,
a California corporation

By:	/s/ John Murray
John Murray
Vice President and Chief Financial Officer

WILHELMINA MODELS, INC.,
a New York corporation

By:	/s/ John Murray
John Murray
Vice President and Chief Financial Officer

LW1, INC.,
a California corporation

By:	/s/ John Murray
John Murray
Vice President and Chief Financial Officer